EXHIBIT 10.59

Dresser-Rand

2015-2016 Executive Retention Bonus Plan

The Executive Retention Bonus Plan is a specially designed plan to promote retention of certain key Dresser-Rand executives (ELT) who will be involved in the Dresser Rand/Siemens integration plan, by providing additional bonus opportunities, and to align/reward certain ELT members to target goals and achieve synergies in connection with the Siemens acquisition.  The Performance Measurement Periods under the Plan are December 31, 2015 for Performance Metric 1 and the year ending December 31, 2016 for Performance Metric 2.

Performance is evaluated and payouts are calculated after the end of each Performance Measurement Period. Payouts are made according to the Participant’s home country payroll schedule, as further defined in  “Distribution of Awards”.

The target incentive is a value, determined by the ~~Compensation~~ Committee, which will be individually communicated to each Participant.    A Participant’s total aggregate  payout under the Plan may range from 0% to 150% of the target incentive, based on the performance criteria set forth in this document.

The Plan is structured as follows:

Metric  1

Performance Metric – Planning (accounts for 1/3 of target incentive award)

Bonus payments shall be made upon achievement of “Metric 1” performance goals as determined by the Compensation Committee and communicated to each Participant.  Any such payments earned shall be made in February 2016.

Performance achievement for Metric 1 provides a payout range from 0%-100% of target award with an initial threshold of 25% performance achievement.

Metric 1 Payout Curve:

Metric  2

Performance Metric – Execution (accounts for 2/3 of target incentive award)

Bonus payments shall be made upon achievement of “Metric 2” performance goals as determined by the Compensation Committee and communicated to each Participant.   Any such payments earned shall be made in February 2017.

Performance achievement for Metric 2 provides for a payout up to 200% of the target award upon approval of results, payable on a scale based on the percentage of total synergies and cost targets, as illustrated below.  Performance for total synergies and costs will be determined relative to target, with a weighting of 66.7% on expected synergies and a weighting of 33.3% on expected target cost and averaged for a final performance result (%).  The range of payout is 0% - 200%  with an initial threshold at 25% of performance achievement.

Period 2 Payout Curves:

End of Plan True-up/Maximum Payout

If Execution (Metric 2) total performance >135%, then the overall plan for both Planning and Execution metrics will pay maximum amounts  (i.e., 150% of target) in February 2017, net of payments made in February 2016.  In no event will the total payout to a Participant under the Plan exceed 150% of target (i.e., the Metric 2 payout would be reduced as necessary so that, when combined with the Metric 1 payout, the aggregate payout does not exceed 150% of target).

Executive ~~Retention~~ Bonus Plan General Administration

Eligibility:

The Executive Retention Bonus Plan is only open to Dresser-Rand Executive Leadership Team (ELT) members, excluding the CEO, CFO and VP & General Counsel, identified as of December 31, 2014.

Determination of Awards:

Payment calculations will be based on the Participant’s pre-determined and approved incentive target award specified by the Compensation Committee.  Final calculated payments are rounded up to the nearest hundred dollars (USD). All calculations are completed in USD and converted using the D-R foreign exchange rates at the end of each Performance Measurement Period. Non-USD Awards are converted back to local currency after the incentive payment has been rounded.

Recoupment Provision:

Participants are obligated to reimburse to the Company all or such portion of any non-equity based incentive compensation paid under the Plan, that would not have been provided but for such Participant’s intentional misconduct (including, without limitation, knowingly creating a false document) that caused the material noncompliance of the Company with any financial reporting requirement under the securities laws requiring a restatement of any financial results which impact associated metrics.

Dresser-Rand has the right to recoup any and all incentive plan overpayments resulting from situations of, including but not limited to:

•	Payout miscalculations;
•	Financial inaccuracies;
•	Participant ineligibility; and
•	Incorrect employee data.

Termination of Employment:

Unless otherwise determined by the Company and except as may otherwise be provided in a Participant's written agreement with the Company or an Affiliate, if a Participant's employment terminates for any reason prior to the date on which an Award for a Performance Measurement Period is paid hereunder, such Participant shall forfeit all rights to such Award.

Distribution of Awards:

Following the Performance Measurement Period, each Participant's Award for the Performance Measurement Period will be determined in accordance with the terms of the Plan, and the Participant shall be eligible to receive his/her Award based on the achievement of the applicable performance criteria.  Awards to eligible Participants will receive their Awards by February 28 following the Performance Measurement Period for US-paid Participants; or by March 28 for Participants not paid from the US.

All amounts payable under the Plan are subject to all applicable tax and other legally-required withholdings.

Plan Termination/Amendment

If the closing of the Siemens transaction does not occur by December 31, 2015, no amounts will be paid under this Plan in any circumstance.  The Plan may be amended by the Compensation Committee prior to the closing of the Siemens transaction, provided that no such amendment shall adversely impact any Participant’s rights hereunder.

General Provisions:

The Executive Retention Bonus Plan does not constitute a contract of employment between any respective Plan Participants and the Company. Acquisitions, divestitures, changes in assignment, changes in accounting procedures or tax law, abnormal deviations to AOP and other income and expenses in financial statements, and/or corrections in historical data during the fiscal year may necessitate adjustments to the goals and/or actual results.  Achievement of performance goals will be audited consistent with the Company’s pre-closing standard practices.

In the event there is conflict between outlined terms and conditions and local law, local law will govern.

I hereby accept the terms and conditions of this Plan:

Participant’s Name	Participant’s Signature	Date